Exhibit (h)(3)(ii)


                                     FORM OF
                                  AMENDMENT TO
                            TRANSFER AGENCY AGREEMENT

         This amendment, made as of August ______, 2004 (the "Amendment"), amends the Transfer Agency Agreement dated as of 1st day of June, 2000 and amended July 24, 2002, between BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219; and BB&T FUNDS (the "Trust") a Massachusetts business trust, having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (as amended to date, the "Agreement").

         WHEREAS, pursuant to the Agreement, BISYS provides transfer agency services to the Trust; and

         WHEREAS, the Trust wishes to give dealers and financial advisors associated with the Trust (collectively, "Users") internet-based access to certain information stored on BISYS' mutual fund shareholder recordkeeping system (the "Information").

         NOW THEREFORE, the Trust and BISYS agree as follows:

         l.       BISYS' RESPONSIBILITIES
                  -----------------------

         BISYS will provide access to Information through the services set forth on Schedule 1 to this Amendment (the "Portal Services"). The Portal Services are deemed to constitute additional services agreed upon in writing in accordance with the Agreement.

         Upon receipt of the Trust's authorization, BISYS will begin supplying Information through the Portal Services within 120 days. BISYS will reasonably assist the Trust in the service installation and acceptance testing.

         BISYS will provide to Users, during BISYS' normal business hours, telephone support regarding a User's proper and authorized use of the then-current Portal Services, provided that support with respect to Portal Services other than Broker Browser shall be limited to issues regarding BISYS' provision of Information through such Portal Service. For any non-support-related assistance or consulting, the Trust may contract with BISYS for additional Professional Services at an agreed upon rate.

         2.       TRUST'S RESPONSIBILITIES
                  ------------------------

         With the exception of the Broker Browser Portal Service (if applicable), the Trust is responsible for entering into an agreement with any provider of a Portal Service it wishes to make available to Users, and for ensuring that such Portal Service provides appropriate security measures. The Trust will provide, or cause the relevant Portal Service to provide, to BISYS such information as BISYS requires to make Information available through the Portal Service.
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         The Trust will pay, to BISYS the fees set forth on Schedule 2 to this
Amendment (the "Portal Fees"). The Portal Fees shall be payable, until such time as the Portal Services are terminated as provided herein.

         Information furnished to a User as part of any Service is furnished at the express direction of the Trust, including for purposes of the privacy safeguarding provisions of the Transfer Agent Agreement. The Trust is solely responsible for ensuring that the release of Information complies with applicable privacy and other laws and regulations.

         3.       REPRESENTATIONS AND WARRANTIES
                  ------------------------------

         Each of the Trust and BISYS represents and warrants to the other that this Amendment has been duly authorized by it and, when executed and delivered by it, will constitute its legal, valid and binding obligation, enforceable against it in accordance with this Amendment's terms.

         The Trust further represents and warrants that it has all necessary authority and consents to enter into this Amendment and to authorize the provision of Information in accordance with the terms of this Amendment.

         4.       TERMINATION
                  -----------

         BISYS may terminate one or more Portal Services at any time by giving the Trust at least 30 days' written notice. The Trust may terminate one or more Portal Services at any time without penalty by written notice to BISYS.

         5.       MISCELLANEOUS
                  ------------=

         (a) Capitalized terms used in this Amendment without definition have the meanings given to those terms in the Agreement.

         (b) Except as specifically modified or amended by this Amendment, the rights and obligations of the parties with regard to the Portal Services are governed by the Agreement. Therefore, unless specifically provided to the contrary, all provisions of the Agreement, including its indemnification provisions, apply to the Portal Services.

         (c) Schedules 1 and/or 2 may be amended at any time by substitution of an executed amended schedule without affecting the balance of this Amendment.

                                    * * * * *

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         IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.


                                     BISYS FUND SERVICES OHIO, INC.


                                     By:__________________________
                                     Name:
                                     Title:


                                     BB&T FUNDS


                                     By:__________________________
                                     Name:
                                     Title:

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                                   SCHEDULE 1

                                 PORTAL SERVICES

1.       DST VISION
         ----------

BISYS will coordinate access to the Trust's investment portfolios such that Users will have access to mutual fund and shareholder account data, including consolidated account views, total market value, comprehensive account detail, transaction history, and tax summaries. Specific User IDs will be tagged for access to some or all of the above information for one or more shareholders and/or dealers.

BISYS will facilitate obtaining User IDs for Trust and BISYS personnel, as well as resolution of any system interference with data access. BISYS will provide appropriate personnel to accept phone calls, during regular business hours, regarding problems with data access to Information.

BISYS is not affiliated with DST Vision or any provider thereof, and is not responsible for errors or problems with the DST Vision system, but will coordinate on behalf of the Trust with DST Vision to assist in resolving any such problems.

2.       DST FAN MAIL
         ------------

BISYS will release Information regarding the Trust's investment portfolios such that Users will have access to mutual fund and shareholder account data, including confirmation of purchases, redemptions, exchanges, and distributions, as well as access to information on new account activity, positions, and daily prices, as permitted by the system. DST FAN Mail will be responsible for restricting access to information provided by BISYS to appropriate Users.

BISYS will facilitate the addition of intermediary shareholder account Information to the DST FAN Mail website at the request of the Trust. BISYS will provide appropriate personnel to accept phone calls, during regular business hours, regarding problems with uploading of any released Information.

BISYS is not affiliated with DST FAN Mail or any provider thereof, and is not responsible for errors or problems with the DST FAN Mail system, but will coordinate on behalf of the Trust with DST FAN Mail to assist in resolving any such problems.


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



                                   SCHEDULE 2

                                      FEES
                                      ----

1.       ADVISOR CENTRAL, DST VISION AND DST FAN MAIL
         --------------------------------------------

The Trust will be invoiced for BISYS' out-of-pocket expenses, including fees charged by SunGard.

2.       GENERAL
         -------

I.       PROFESSIONAL SERVICES
         ---------------------

At Trust's reasonable request and subject to the availability of BISYS' personnel, BISYS will provide consulting services, custom modification programming, and general support services relating to Portal Service at an agreed upon rate. Professional Service Rates in effect as of the date of this Amendment are $150 per hour.

II.      INVOICING
         ---------

The Trust will be invoiced monthly for Portal Services. Portal Service Fees may be invoiced together with or separately from other Agreement fees and Portal Services.



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